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                                                                       EXHIBIT 5


                     {letterhead of Preston Gates & Ellis}


                                October 14, 1994


Microsoft Corporation
One Microsoft Way
Redmond, WA 98052

         Re:     Registration Statement on Form S-3

Gentlemen:

         In connection with the registration of 105,847 shares of common stock, par value $.00005 per share (the "Shares") of Microsoft Corporation (the "Company") with the Securities and Exchange Commission on a Registration Statement on Form S-3 (the "Registration Statement"), relating to the sales, if any, of the Shares by the individuals or entities (the "Selling Shareholders"), we have examined such documents, records and matters of law as we have considered relevant. Based upon such examination and upon our familiarity as counsel for the Company, with its general affairs, it is our opinion that:

         The shares listed in the Registration Statement as being held of record and beneficially owned by the Selling Shareholders are legally issued and are fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                   Very truly yours,

                                                   PRESTON GATES & ELLIS


                                                   By    \s\  Richard B. Dodd
                                                      Richard B. Dodd